INVESTMENT AGREEMENT

by and among

CONTEXTLOGIC HOLDINGS, LLC,

CONTEXTLOGIC INC.

and

BCP SPECIAL OPPORTUNITIES FUND III ORIGINATIONS LP

Dated as of February 24, 2025

i

Exhibits

Exhibit A: Form of A&R LLCA

Exhibit B: Form of Contribution Agreement

ii

INVESTMENT AGREEMENT, dated as of February 24, 2025 (this “Agreement”), by and among ContextLogic Holdings, LLC, a Delaware limited liability company (the “Company”), ContextLogic Inc., a Delaware corporation (the “Parent”), and BCP Special Opportunities Fund III Originations LP, a Delaware limited partnership (together with its successors and any Affiliate that becomes a party hereto pursuant to Section 8.03, the “Investor”).

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue, sell and deliver to the Investor, and the Investor desires to purchase and acquire from the Company, up to an aggregate of 18,750,000 units of the Company’s Convertible Preferred Units (the “Preferred Units”) having the designation, preferences, rights, privileges, powers, terms and conditions, as specified in the form of the Amended and Restated Limited Liability Company Agreement attached hereto as Exhibit A (the “A&R LLCA”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

Definitions

Section 1.01 Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Action” means any complaint, claim, charge, prosecution, indictment, action, suit, arbitration, audit, hearing, litigation, inquiry, investigation or proceeding (whether civil, criminal, administrative, investigative or informal) commenced, brought or asserted by any Person or group of Persons or Governmental Authority or conducted or heard by or before any Governmental Authority or any arbitration tribunal.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Company, Parent and their respective Subsidiaries shall not be deemed to be Affiliates of any Investor or any of its Affiliates. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Audit Jurisdictions” means Alabama, Arkansas, Arizona, California, Colorado, Connecticut, District of Columbia, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Louisiana, Massachusetts, Michigan, Maryland, Maine, Minnesota, Mississippi, Missouri, Montana, North Dakota, New Hampshire, New Jersey, New Mexico, New York State, New York City, North Carolina, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Utah, Virginia, Vermont and Wisconsin.

“beneficially own,” “beneficial ownership of” or “beneficially owning” any securities shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act;

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provided, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Preferred Units, if any, owned by such Person to Common Units).

“Board Information” has the meaning set forth in Section 5.06(b).

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Units” means the common units of the Company.

“Company Organizational Documents” means the Company’s certificate of formation and limited liability company agreement, as may be amended and restated from time to time.

“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Documents” means all material “employment benefit plans” as defined in Section 3(3) of ERISA that are maintained or sponsored by the Company, Parent or any of respective Subsidiaries for the benefit of their respective current or former employees and with respect to which the Company, Parent or any of their respective Subsidiaries have any liability.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Documents” means the certificate of incorporation, articles of organization, bylaws, limited liability company agreement, limited partnership agreement, operating agreement or equivalent formation and governance documents of any Person.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator (public or private) or authority or other legislative, executive, or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state, or local, domestic, foreign, or multinational.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority, including, but not limited to, any order, writ, judgment, decree, stipulation, determination, award or guideline issued by a Governmental Authority restricting business operations.

“Investor Material Adverse Effect” means any effect, change, event or occurrence that would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair (i) the consummation by the Investor of any of the Transactions on a timely basis or (ii) the ability of the Investor to perform its obligations under this Agreement.

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“Investor Observers” has the meaning set forth in Section 5.06(b).

“Investor Related Party” means the Investor and any other financing sources of the Investor and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, other fiduciary, directors, employees, affiliates, stockholders, equityholders, managers, members, partners, agents, attorneys, advisors, lenders or other representatives or any of the foregoing’s respective successors or assigns.

“IRS” means the United States Internal Revenue Service.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations any permits of, and agreements with, any Governmental Authority.

“Lien” means, with respect to any real, tangible, intangible or mixed Property or asset of any Person, any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance in the nature of security in respect of such real, tangible, intangible or mixed Property or asset, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement.

“Material Adverse Effect” means any material adverse change or effect, or any development involving a prospective material adverse change or effect, in or affecting (i) the business, properties, general affairs, management, consolidated financial position, consolidated stockholders’ equity or consolidated results of operations of the Company, Parent and its Subsidiaries, taken as a whole, or (ii) the ability of the Company and Parent to perform their obligations under this Agreement, including the Sale, or to consummate the transactions contemplated in the Transaction Documents.

“Nasdaq” means the Nasdaq Stock Market LLC.

“New TopCo Structure” means the formation of a new parent corporation of Parent (“New TopCo”), provided that the Fundamental Documents of New TopCo will contain provisions functionally equivalent to the Fundamental Documents of Parent in all material respects, other than the New TopCo Fundamental Documents will contain a prohibition on the transfer of common stock (or equivalent class of equity securities) of New TopCo which would result in an “ownership shift” within the meaning of Section 382(g) of the Code.

“Ordinary Course of Business” means the ordinary and usual course of operations of the business of Parent, the Company and their respective Subsidiaries taken as a whole consistent with past practice.

“Parent’s Board” means Parent’s board of directors.

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“Parent’s Charter Documents” means Parent’s certificate of incorporation and bylaws, as amended as of the date of this Agreement.

“Parent Common Stock” means Class A common stock, par value $ 0.0001 per share, of Parent.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, or any other entity, including a Governmental Authority.

“Property” means, as to any Person, all types of personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” or “Taxes” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, Property, sales, use, capital stock or equity interests, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest, penalties, and additions to tax imposed by any Governmental Authority.

“Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Taxing Authority, including consolidated, combined, and unitary tax returns.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission, or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

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“Transaction Documents” means this Agreement, the A&R LLCA and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement or the A&R LLCA in effect at Closing.

“Transactions” means the transactions expressly contemplated by this Agreement and the other Transaction Documents.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act or any similar state, local provincial or foreign law.

“Wish Purchase Agreement” means the Asset Purchase Agreement between Qoo10 Inc., ContextLogic Inc. and Qoo10 Pte. Ltd., dated February 10, 2024.

(a)       In addition to the terms defined in Error! Reference source not found., the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Acquired Units	Section 2.03
Agreement	Preamble
Anti-Corruption Laws	3.07(d)
A&R LLCA	Preamble
Balance Sheet Date	3.20
Bankruptcy and Equity Exception	3.03(a)
Cash and Cash Equivalents	3.02(g)
Closing	2.02(a)
Closing Date	2.02(a)
Closing Units	Section 2.01
Company	Preamble
End Date	7.01(b)
Investor	Preamble
Investor Advisors	5.02
Investor Indemnitors	5.06(d)
IT Systems	3.16
Money Laundering Laws	3.07(f)
Net Operating Losses	3.08(e)
Organizational Documents	5.06(d)
Parent	Preamble
Parent Cash Contribution	5.08
Plan	3.09
Contribution Agreement	2.02(b)(ii)(2)
Parent Lease	3.22
Parent Proxy Statement	5.09(b)
Parent SEC Documents	3.02(h)
Parent Stock Plans	3.02(h)
Parent Stockholder Meeting	5.09(a)

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Preferred Units	Recitals
Protected Information	3.16
Purchase Price	2.01
Purchased Units	Section 2.01
Sale	2.01
Sanctions	3.07(b)
Sarbanes-Oxley Act	3.05(c)
Stock Options	3.02(h)
Subsequent Closing	Section 2.03
Subsequent Closing Date	Section 2.03
Subsequent Closing Notice	Section 2.03
Subsequent Closing Purchase Price	Section 2.03
Subsequent Closing Units	Section 2.01

Article II

Purchase and Sale

Section 2.01 Purchase and Sale. On the terms of this Agreement and subject to the conditions set forth herein, the Investor shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Investor, an aggregate of 9,375,000 Preferred Units (the “Purchased Units”) free and clear of all Liens (except restrictions imposed by the Securities Act and any applicable state securities Laws and any restrictions imposed pursuant to the A&R LLCA) (the “Sale”) for a purchase price per Preferred Unit equal to $8.00 and an aggregate purchase price of $150,000,000 (such aggregate purchase price, the “Purchase Price”), consisting of $75,000,000 investment for 9,375,000 Purchased Units pursuant to Section 2.02 hereof (the “Closing Units”) and up to $75,000,000 investment for up to 9,375,000 Purchased Units pursuant to Section 2.03 hereof (the “Subsequent Closing Units”).

Section 2.02 Closing.

(a)       The closing of the Sale and purchase of 9,375,000 Closing Units (the “Closing”) shall occur on the third (3rd) Business Day after the date upon which all conditions set forth in Article VI hereof have been satisfied or (if permissible) waived (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other place, date and time as the parties hereto may agree in writing (email to suffice); provided, however, that the parties hereto intend to, and will use reasonable best efforts to, cause the Closing to occur on or prior to the End Date. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)       At or prior to the Closing:

(i)       the Company shall:

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(1)       deliver to the Investor (A) the Purchased Units in the name of the Investor, free and clear of all Liens (except restrictions imposed by the Securities Act and any applicable state securities Laws and any restrictions imposed pursuant to the A&R LLCA) and evidence reasonably acceptable to such Investor representing the ownership by such Investor of such number of Preferred Units, (B) a counterpart of the A&R LLCA, duly executed by the Company, (C) a certificate, dated as of the Closing Date, duly executed by the Managing Member of the Company, certifying that (i) true and complete copies of the Company Organizational Documents as in effect on the Closing Date are attached to such certificate and (ii) true and complete copies of the resolutions of the Company, authorizing the Transaction Documents and the Transactions, including the issuance of Common Units in connection with the Parent Cash Contribution and the issuance of the Purchased Units and (D) a contribution agreement duly executed by Parent and the Company (the “Contribution Agreement”), the form of which is attached hereto as Exhibit B, and all certificates delivered in connection therewith, in each case as of the Closing (which resolutions are still in effect as set forth therein);

(2)       pay the expense reimbursement amount set forth in Section 8.11 to the Investor (or its designee), by wire transfer in immediately available U.S. federal funds, to the account(s) designated by the Investor in writing at least one (1) Business Day prior to the Closing Date;

(ii)       the Parent shall:

(1)       take all actions necessary and appropriate to cause the Parent’s Board to be compromised of the individuals as of the Closing as provided for in Section 5.06;

(2)       deliver to the Investor, (A) a counterpart of the A&R LLCA, duly executed by the Parent, (B) a certificate, dated as of the Closing Date, duly executed by an authorized officer of Parent, certifying that (i) true and complete copies of Parent’s Charter Documents as in effect on the Closing Date are attached to such certificate and (ii) true and complete copies of the resolutions of Parent’s Board authorizing the Transaction Documents and the Transactions, including the Parent Cash Contribution (which resolutions are still in effect as set forth therein) and (C) the Contribution Agreement and all certificates delivered in connection therewith;

(iii)       the Parent Cash Contribution shall have been, or simultaneously with the Closing will have been, made in accordance with the A&R LLCA and the Contribution Agreement; and

(iv)       the Investor shall:

(1)       pay the Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing prior to the execution of this Agreement; and

(2)       deliver to the Company and the Parent, to the extent also a party thereto, (A) a counterpart of the A&R LLCA, duly executed by the Investor, and (B) a duly executed, valid, accurate and properly completed IRS Form W-9.

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Section 2.03 Subsequent Closing.

(a)       Upon forty-five (45) days’ prior written notice (the “Subsequent Closing Notice”) to the Investor, in connection with the consummation of an Acquisition (as defined in the A&R LLCA), upon the Company’s sole election, the Investor shall purchase and acquire from the Company up to 9,375,000 Subsequent Closing Units (together with the Closing Units, the “Acquired Units” ) for a purchase price per Preferred Unit equal to $8.00 and an aggregate purchase price of $75,000,000 (the “Subsequent Closing Purchase Price”) (such transaction, the “Subsequent Closing”). The Subsequent Closing Notice shall set forth (i) the place, date and time scheduled for the Subsequent Closing (the “Subsequent Closing Date”), (ii) the number of Subsequent Closing Units to be purchased by the Investor, and (iii) any information or instructions deemed reasonably necessary by the Company in connection therewith.

(b)       At or prior to the Subsequent Closing:

(i)       the Company and Parent shall:

(1)       take all such actions to be taken by the Company and Parent applicable to the Subsequent Closing as set forth in Sections 2.02(b) except with respect to the Parent Cash Contribution and delivery of the Contribution Agreement; and

(2)       pay the expense reimbursement amount set forth in Section 8.11 to the Investor (or its designee), by wire transfer in immediately available U.S. federal funds, to the account(s) designated by the Investor in writing at least one (1) Business Day prior to the Subsequent Closing Date.

(ii)       the Investor shall:

(1)       pay the Subsequent Closing Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing prior to the execution of this Agreement.

Article III

Representations and Warranties of the Company and Parent

Each of the Company and Parent, severally and not jointly, and solely to the extent such representation and warranty is applicable thereto, represent and warrant to the Investor, as of the date hereof and as of the Closing Date or Subsequent Closing Date, as applicable, that, except as disclosed in Parent SEC Documents (as defined below), other than any disclosures set forth in the “Risk Factors” or forward-looking statement sections of such Parent SEC Documents and any other disclosures included therein solely to the extent they are predictive or forward looking in nature:

Section 3.01 Organization; Standing; Subsidiaries.

(a)       Each of the Company and Parent (i) is duly organized and validly existing and in good standing under the Laws of the State of Delaware, with such limited liability company or corporate power and authority, as applicable, to own its properties and conduct its business; (ii) is duly qualified as a foreign corporation for the transaction of business and is in

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good standing (where such concept exists) under the Laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except, in the case of this clause (ii), where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing and after giving effect to the Transactions, including the Parent Cash Contribution, Parent is a holding company and has no material operations other than with respect to its direct ownership of securities of the Company.

(b)       The Company is the sole Subsidiary of Parent, and the Company has no Subsidiaries.

Section 3.02 Capitalization.

(a)       As of the Closing and after giving effect to the Closing and the Parent Cash Contribution, the only issued and outstanding equity interests or warrants, options or other rights to acquire equity interests of the Company authorized, issued and outstanding are: (i) 26,332,115.38 Common Units issued and outstanding and held by Parent, (ii) 9,375,000 Preferred Units issued and outstanding and held by the Investor and (iii) 2,372,216.60 Class P Units issued and outstanding and held by the Class P Member (as defined in the A&R LLCA).

(b)       The Acquired Units to be issued and sold by the Company to the Investor hereunder have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable (to the extent such concepts are applicable); and the issuance of the Acquired Units is not subject to any preemptive rights, rights of first refusal or similar rights.

(c)       Except as described in this Section 3.02, as of the Closing, there are not issued, reserved for issuance or outstanding (i) any securities or other equity securities of, or voting interests in, the Company or Parent, (ii) any securities convertible into or exchangeable or exercisable for securities or other equity securities of, or voting interests in, the Company, Parent or any of their respective Subsidiaries or (iii) any warrants, calls, options rights, or other commitments or agreements to acquire any of the foregoing.

(d)       As of the Closing, except for any shares of Parent Common Stock issuable with respect to any equity grants previously made pursuant to the stock-based compensation plans of Parent existing as of the Closing Date (the “Parent Stock Plans”), there are no outstanding obligations of Parent, the Company or any of their Subsidiaries to (i) issue, deliver or sell, or cause to be issued, delivered or sold, any securities, other equity securities or securities convertible into or exchangeable or exercisable for securities or other equity securities of the Company or (ii) repurchase, redeem or otherwise acquire any such securities.

(e)       Except for the Transaction Documents, there are no outstanding equityholder agreements, voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity interests or otherwise governing the terms of any equity interests of the Company.

(f)       The relative designations, rights, preferences, powers, restrictions, and limitations relating to the Preferred Units are set forth in the A&R LLCA.

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(g)       As of the Closing and after giving effect to the Transactions, including the Parent Cash Contribution, (i) Parent shall have $7,592,000 in cash and cash equivalents on hand (the “Cash and Cash Equivalents”) and (ii) the Company shall have $141,702,000 in Cash and Cash Equivalents on hand.

(h)       At the close of business on February 21, 2025, (i) 26,313,619 shares of Parent Common Stock were issued and outstanding, (ii) 4,080,256 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans, (iii) 598,099 shares of Parent Common Stock were subject to issuance pursuant to restricted stock units granted pursuant to the Parent Stock Plans, and (iv) 366,929 shares of Parent Common Stock were subject to issuance upon exercise of stock options granted pursuant to the Parent Stock Plans (“Stock Options”).

Section 3.03 Authority; Non-contravention.

(a)       Each of the Company and Parent have all necessary limited liability company power or corporate power and authority, as applicable, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform their respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company and Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions, have been duly authorized by the Company and by Parent, as applicable. No other action on the part of (i) the Company or Parent (in its capacity as the sole member of the Company) or (ii) Parent and its stockholders is necessary to authorize the execution, delivery and performance by the Company and Parent of this Agreement, the other Transaction Documents to which it is a party and the consummation by each of the Company and Parent of the Transactions, other than pursuant to Section 5.06 herein. This Agreement has been duly executed and delivered by the Company and Parent and, assuming due authorization, execution and delivery hereof by the Investor, constitutes a legal, valid and binding obligation of each of the Company and Parent, enforceable against each of the Company and Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b)       The Sale and the compliance by each of the Company and Parent with this Agreement, the other Transaction Documents to which it is a party and the consummation of the Transactions contemplated hereby and thereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (A) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or Parent is a party or by which the Company or Parent is bound or to which any of the Property or assets of the Company or Parent is subject, (B) the certificate of incorporation or by-laws of the Parent or the certificate of formation or A&R LLCA of the Company, or (C) any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or Parent or any of their properties, except, in the case of clauses (A) and (C), for such defaults, breaches, or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(c)       Neither the Company nor Parent is (i) in violation of its organizational documents, (ii) in violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company, Parent or any of their properties, or (iii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except, for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04 Governmental Approvals. Except for (a) filings by Parent with the SEC under the Exchange Act and (b) compliance with any applicable state securities or blue sky Laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority or any stock market or stock exchange is necessary for the Sale by the Company, the performance by each of the Company or Parent of its obligations hereunder, and under the Transaction Documents to which it is a party and the consummation by each of the Company or Parent of the Transactions contemplated by this Agreement, and the other Transaction Documents, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05 Parent SEC Documents; Undisclosed Liabilities.(a) Parent has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements, and other documents required to be filed by Parent with the SEC pursuant to the Exchange Act since December 31, 2022 (the “Parent SEC Documents”). As of their respective SEC filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, (i) none of Parent’s Subsidiaries (including the Company) is required to file any documents with the SEC, (ii) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Documents and (iii) to the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. Each of the certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents is accurate and complete, and complies as to form and content in all material respects with all applicable Laws.

(b)       The financial statements included in the Parent SEC Documents, together with the related schedules and notes, present fairly in all material respects the financial position of Parent and its consolidated Subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries for the periods

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specified; the financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. The selected consolidated financial data and the summary consolidated financial information included in the Parent SEC Documents present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included in the Parent SEC Documents under the Securities Act or the rules and regulations promulgated thereunder. All disclosures contained in the Parent SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable.

(c)       Parent maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that (i) is designed to comply with the requirements of the Exchange Act applicable to Parent, (ii) has been designed by Parent’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (iii) is designed to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and except as disclosed in the Parent SEC Documents, Parent’s internal control over financial reporting is effective and Parent is not aware of any material weaknesses in its internal control over financial reporting (it being understood that this subsection shall not require Parent to comply with Section 404 of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”) as of an earlier date than it would otherwise be required to so comply under applicable Law).

(d)       Since the date of the latest audited financial statements, there has been no change in Parent’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, Parent’s internal control over financial reporting.

(e)       Parent maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are designed to comply with the requirements of the Exchange Act applicable to Parent; such disclosure controls and procedures have been designed to ensure that material information relating to Parent and its Subsidiaries is made known to Parent’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

Section 3.06 Legal Proceedings. There are no legal or governmental proceedings pending to which the Company, Parent or any of their respective Subsidiaries or, to Parent’s knowledge, any executive officer, director or manager of the Company or Parent, is a party or of which any Property of the Company, Parent or any of their respective Subsidiaries or, to Parent’s

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knowledge, any executive officer, director or manager of the Company or Parent, is the subject which, if determined adversely to the Company, Parent or any of their respective Subsidiaries (or such officer, director or manager), would individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and, to Parent’s knowledge, no such proceedings are threatened by any Governmental Authority or others.

Section 3.07 Compliance with Laws; Permits.

(a)       The Company, Parent possess all licenses, certificates, permits and other authorizations issued by, and has made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities having jurisdiction over the Company, Parent that are necessary for the conduct of their respective businesses, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and Parent has not received written notice of any revocation or modification of any such license, certificate, permit or authorization, except where such revocation or modification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)       None of the Company, Parent or any of their respective Subsidiaries is, or is owned and controlled by, nor, to the knowledge of Parent or the Company, any director, manager, officer, employee acting on behalf of the Company, Parent or any of their respective Subsidiaries, is, or is owned or controlled by, a person that is, currently the subject or the target of any sanctions administered or enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the European Union, His Majesty’s Treasury, the United Nations Security Council or other relevant sanctions authority (collectively, “Sanctions”), nor are the Company or Parent located, organized or resident in a country or territory that is the subject or target of Sanctions including, without limitation, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, the Kherson, Zaporizhzhia, or any other covered region of Ukraine identified pursuant to Executive Order 14065, and the Company will not directly or indirectly use the proceeds of the offering of the Acquired Units hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions, except to the extent as permitted under applicable Sanctions, or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(c)       Each of the Company, Parent and its Subsidiaries has not, and is not, engaged in any transactions or dealings with any person, or in any country or territory, that at the time of the dealing or transaction is or was the subject or target of Sanctions, except to the extent as permitted under applicable Sanctions.

(d)       None of the Company, Parent or any of their respective Subsidiaries nor to the knowledge of Parent or the Company, any director, manager, officer, agent, employee,

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affiliate or other person while acting on behalf of the Company, Parent or any of their respective Subsidiaries has (i) directly or indirectly made, offered, promised or authorized any unlawful contribution, gift, entertainment or other unlawful benefit or expense to any government official, including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (ii) made, offered, promised or authorized any direct or indirect unlawful payment to any government official; or (iii) violated or is in violation of any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption Law (collectively, the “Anti-Corruption Laws”).

(e)       The Company, Parent and their respective Subsidiaries have conducted their businesses in compliance in all material respects with applicable Anti-Corruption Laws and have instituted and maintained and continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such Laws.

(f)       The operations of the Company, Parent and their respective Subsidiaries are and have been conducted at all times in compliance in all material respects with the requirements of applicable anti-money laundering Laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the applicable anti-money laundering Laws of the various jurisdictions in which the Company, Parent and their respective Subsidiaries conduct business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, Parent or any of their respective Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

Section 3.08 Tax Matters.

(a)       Except as would not, individually or in the aggregate, reasonable be expected to have a Material Adverse Effect: Parent, the Company and their respective Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate. All Taxes owed by Parent, the Company and their respective Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid except for Taxes which are being contested in good faith by appropriate proceedings which have been adequately reserved against in accordance with GAAP. No examination or audit of any Tax Return relating to any Taxes of Parent, the Company or any of their respective Subsidiaries or with respect to any Taxes due from or with respect to Parent, the Company or any of their respective Subsidiaries by any Taxing Authority is currently in progress or threatened in writing, except for the ongoing state sales tax audits in connection with the Wish Purchase Agreement. None of Parent, the Company or any of their respective Subsidiaries has engaged in, or has any liability or obligation with respect to, any “reportable transaction” under Section 6011 of the Code and the Treasury Regulations thereunder.

(b)       None of Parent, the Company or their respective Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was or was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

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(c)       As of the date hereof, the Company is classified as an entity disregarded as separate from Parent for U.S. federal income tax purposes and no election has been filed pursuant to Treasury Regulations Section 301.7701-3 with respect to the Company to treat the Company as an association taxable as a corporation for U.S. federal income tax purposes.

(d)       Since the close of December 31, 2017, none of Parent or any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code. None of the net operating losses of the Parent or any of its Subsidiaries are subject to a limitation under Section 382 of the Code and the applicable Treasury Regulations, except for the limitations arising in connection with the prior ownership changes (as defined in Section 382(g) of the Code) that took place on May 11, 2012, June 23, 2014 and November 29, 2017.

(e)       As of December 31, 2024, Parent has no fewer than $2.886 billion of U.S. federal net operating losses and $9.1 billion of U.S. pre-apportionment state net operating losses (collectively, the “Net Operating Losses”).

(f)       All material income taxes for which Parent is liable in respect of the 2024 taxable year have been fully satisfied through estimated tax payments made prior to the date hereof, except for taxes in the Audit Jurisdictions, which are not expected to be more than $125,000.

(g)       Each of Parent, the Company and their respective Subsidiaries have timely and property paid or have withheld and remitted to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Each of Parent, the Company and their respective Subsidiaries have complied with all information reporting and backup withholding provisions of applicable law.

(h)       None of Parent, the Company nor any of their respective Subsidiaries is a party to or bound by a tax sharing agreement.

(i)       None of Parent, the Company nor any of their respective Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(j)       No closing agreement pursuant to Section 7121 of the Code (or any similar provisions of state, local or foreign Law) or any private letter rulings, technical advance memoranda or similar agreements or rulings with respect to Taxes has been entered into by or with respect to Parent, the Company or any of their respective Subsidiaries that still has any effect.

(k)       There are no Liens in connection with Taxes (other than Taxes not yet due and payable upon any of the assets or properties of Parent, the Company or any of their respective Subsidiaries).

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(l)       The cumulative owner shift change percentage in the shares of Parent (calculated in accordance with Section 382(g) of the Code and the applicable Treasury Regulations) was no more than 15% as of February 15, 2025.

Section 3.09 No Rights Agreement; Anti-Takeover Provisions. The Company and Parent are not party to a stockholder rights agreement, equityholders rights agreement, “poison pill” or similar anti-takeover agreement or plan (other than that certain Tax Benefits Preservation Plan, dated as of February 10, 2024, by and between Parent and Equiniti Trust Company, LLC (the “Plan”), under which Plan neither the Investor nor any of its Affiliates shall be considered an “Acquiring Person” and which Plan shall not otherwise be triggered by the Sale or other Transactions).

Section 3.10 Employee and Labor Matters. Except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company, Parent and their respective Subsidiaries are in compliance with all applicable laws relating to labor and employment, including, without limitation, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the ERISA Documents, and (b) each such ERISA Document is in compliance with all applicable requirements of ERISA. Since December 31, 2023, there have not been any strikes, labor disputes, lockouts, slowdowns or other material labor disputes against the Company, Parent, their respective Subsidiaries pending, or to the knowledge of the Company or Parent, threatened. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not give rise to any right of termination or any payment right under any employment or consulting agreement to which the Company, Parent or any of their respective Subsidiaries is a party or any right of renegotiation on the part of any union under any collective bargaining agreement by which the Company, Parent or any of their respective Subsidiaries is bound. None of the Company, Parent and their respective Subsidiaries have (i) engaged in any plant closing, work force reduction, or other reduction in force that to the knowledge of the Company, Parent or their respective Subsidiaries has resulted or could reasonably be expected to result in material Liability under the WARN Act or any other applicable United States Law or local, provincial or state Law with respect to the employees or (ii) been issued any written notice that any such Action is to be brought in the future with respect to the employees.

Section 3.11 Absence of Material Changes. None of the Parent or any of its respective Subsidiaries have sustained since the date of the latest audited financial statements any material loss or interference with its business, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, and there has not been (i) any increase in the long-term debt of Parent and its Subsidiaries, or (ii) any change or effect, or any development involving a prospective change or effect, in or affecting (x) the business, properties, general affairs, management, consolidated financial position, consolidated stockholders’ equity or consolidated results of operations of Parent and its Subsidiaries, or (y) the ability of either Parent or the Company to perform its obligations under this Agreement, including the Sale, or to consummate the Transactions contemplated hereby and by the Transaction Documents to which it is a party, the effect of which, in any such case, would be reasonably expected to have a Material Adverse Effect.

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Section 3.12 Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Article IV, the offer of the Acquired Units and the Sale pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. Without limiting the foregoing, none of Parent, the Company or, to the knowledge of the Parent or the Company, any other Person authorized by Parent or the Company to act on their behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Preferred Units, and none of Parent, the Company or, to the knowledge of the Parent or the Company, any other Person authorized by Parent or the Company to act on their behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Preferred Units under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Preferred Units under this Agreement to be integrated with other offerings by the Company.

Section 3.13 Listing and Maintenance Requirements. Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the Nasdaq Global Select Market, and Parent has taken no action designed to, or which to the knowledge of Parent is reasonably likely to have the effect of, terminating the registration of Parent Common Stock under the Exchange Act or delisting Parent Common Stock from the Nasdaq Global Select Market, nor has Parent received as of the date of this Agreement any notification that the SEC or Nasdaq is contemplating terminating such registration or listing or otherwise. The Transactions are in compliance with the applicable listing requirements and corporate governance rules and regulations of Nasdaq.

Section 3.14 Status of Securities. The Acquired Units to be issued pursuant to this Agreement, and the Common Units to be issued upon conversion of the Acquired Units, have been duly authorized and reserved for issuance by all necessary limited liability company action of the Company. The respective rights, preferences, privileges and restrictions of the Preferred Units and the Common Units are as stated in the A&R LLCA.

Section 3.15 Intellectual Property. To the knowledge of Parent, Parent owns or has valid, binding and enforceable licenses or other rights to practice or use all patents and patent applications, copyrights, trademarks, trademark registrations, service marks, service mark registrations, trade names, service names and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and all other technology and intellectual property rights necessary for the conduct, or the proposed conduct, of the business of Parent, except where the failure to have any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

Section 3.16 Data Security; Privacy. Except as would not reasonably be expected to have a Material Adverse Effect, the Company’s, Parent’s and their respective Subsidiaries’ information technology assets and equipment, computers, technology systems and other systems, networks, hardware, software, websites, applications and databases (collectively, “IT Systems”) are adequate for, and operate and perform as required in connection with the operation of the business of the Company, Parent and their respective Subsidiaries as currently conducted, to

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Parent’s knowledge, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company, Parent and their respective Subsidiaries maintain controls, policies, procedures and safeguards to maintain and protect their confidential information and the privacy, confidentiality, integrity, continuous operation, redundancy and security of all IT Systems and data (in each case, under the control of Parent or any other entity performing services for Parent) used in connection with the operation of the Company, Parent or their respective Subsidiaries (including any information that relates to an identified or identifiable individual or is otherwise considered “personal information,” “personally identifiable information” or “personal data” under applicable Law, sensitive data, confidential information or regulated data in any form (collectively, the “Protected Information”)). There have been no actual or suspected security breaches or attacks, violations, outages, accidental or unlawful destruction, loss, alteration or unauthorized uses or disclosures of or access to any IT Systems or Protected Information, or any other material incidents or compromises of or relating to any IT Systems or Protected Information, and Parent has not received any notifications by any third parties of any of the foregoing, except in each case as would not reasonably be expected to have a Material Adverse Effect.

Section 3.17 Investment Company Act. The Company is not and, after giving effect to the Sale and the application of the proceeds will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

Section 3.18 Labor Matters. No labor disturbance by or dispute with current or former employees of Parent or its Subsidiaries exists or, to Parent’s knowledge, is contemplated or threatened, except as would not reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is party to any collective bargaining agreement.

Section 3.19 Insurance. Parent and its Subsidiaries have insurance covering their respective properties, operations, personnel and business, including business interruption insurance, in such amounts and that insures against such losses and risks as are reasonable and is ordinary and customary for comparable companies in the same or similar businesses as determined by Parent; and Parent believes are adequate to protect Parent and its Subsidiaries; and (i) none of Parent or any of its Subsidiaries have received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance and (ii) Parent does not have any reason to believe that it will not be able to renew any existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

Section 3.20 Indebtedness. Neither Parent nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of Parent (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of Parent and its Subsidiaries as of September 30, 2024 (the “Balance Sheet Date”) included in the Parent SEC Documents or (ii) incurred after the Balance Sheet Date in the ordinary course of business (other than any such liabilities related to any breach of contract, violation of Law or tort) and that are otherwise not material to Parent and its Subsidiaries, taken as a whole. Parent and its Subsidiaries do not have any indebtedness for borrowed money that is owed to any Person (other than the Parent or any of its Subsidiaries) and has not guaranteed any other Person’s indebtedness for borrowed money.

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Section 3.21 Material Contracts. Parent and its Subsidiaries are not party to any Contract that produces revenue, contemplates expenditures or is otherwise material to the business of Parent and its Subsidiaries, taken as a whole, other than those related to the Company’s investment in Cash Equivalents and Marketable Securities (each as defined pursuant to GAAP).

Section 3.22 Real Property. Except for the lease of the Parent’s previous headquarters (the “Parent Lease”), neither Parent nor any of its Subsidiaries own or lease any real Property. The Parent Lease is valid, binding and enforceable on Parent, and to the knowledge of Parent, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Parent, and, to the knowledge of Parent, any other party thereto, is in compliance in all material respects with the Parent Lease and has performed all obligations required to be performed by it, except where such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.23 Broker and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Investor, except for Persons, if any, whose fees and expenses will be paid by the Investor.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties made by the Company and Parent in this Article III, in any Transaction Documents to which it is a party, or in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither Parent nor the Company nor any other Person acting on their behalf makes any other express or implied representation or warranty with respect to the Preferred Units, the Common Units, the Company, Parent or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Investor of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Investor acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company and Parent in this Article III, the Transaction Documents to which it is a party, or in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither Parent nor the Company nor any other Person makes or has made any express or implied representation or warranty to the Investor with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, Parent, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Investor in the course of its due diligence investigation of Parent, the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving Parent, the Company and the Investor.

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Article IV

Representations and Warranties of the Investor

The Investor represents and warrants to the Company and Parent, as of the date hereof and as of the Closing Date or Subsequent Closing Date, as applicable:

Section 4.01 Organization; Standing. The Investor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.

Section 4.02 Authority; Non-contravention.

(a)       The Investor has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Sale. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the Sale have been duly authorized and approved by all necessary action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor and, assuming due authorization, execution, and delivery hereof by the Company and Parent, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b)       Neither the execution and delivery of this Agreement by the Investor, nor the consummation of the Sale by the Investor, nor performance or compliance by the Investor with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Investor or (ii) violate any Law or judgment applicable to the Investor or (iii) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any contract to which the Investor is a party or accelerate the Investor’s obligations under any such contract, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.03 Governmental Approvals. No consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, be material to the Investor’s ability to consummate the Transactions.

Section 4.04 Litigation. As of the date of this Agreement, there are no actions pending or, to the knowledge of the Investor, threatened against the Investor that seek to enjoin, or would reasonably be expected to have the effect of preventing or making illegal, any of the transactions contemplated by the Transaction Documents.

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Section 4.05 No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions based upon arrangements made by or on behalf of the Investor or any of its Affiliates.

Section 4.06 Sufficient Funds. As of the Closing, the Investor will have available funds necessary to consummate the purchase of the Acquired Units.

Section 4.07 Arm’s Length Transaction. The Investor is acting solely in the capacity of an arm’s length contractual counterparty to the Company and the Parent with respect to the Transactions.

Section 4.08 No “Bad Actor” Disqualification. The Investor has not taken any of the actions set forth in, and is subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

Section 4.09 Purchase for Investment. The Investor acknowledges that the offer and sale of the Acquired Units and the Common Units issuable upon the conversion of the Acquired Units have not been and will not be registered under the Securities Act or under any state or other applicable securities Laws. The Investor (a) acknowledges that it is acquiring the Acquired Units and the Common Units issuable upon the conversion of the Acquired Units pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer or otherwise dispose of any of the Acquired Units or the Common Units issuable upon the conversion of the Acquired Units, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Acquired Units and the Common Units issuable upon the conversion of the Acquired Units and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) (1) has reviewed the information that it considers necessary or appropriate to make an informed investment decision with respect to the Acquired Units and the Common Units issuable upon conversion of the Acquired Units, (2) has had an opportunity to discuss with the Company and Parent the intended business and financial affairs of the Company and Parent and to obtain information necessary to verify the information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Acquired Units and the Common Units issuable upon the conversion of the Acquired Units indefinitely and (ii) a total loss in respect of such investment. The Investor has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Acquired Units and the Common Units issuable upon the conversion of the Acquired Units.

Section 4.10 No General Solicitation. The Investor acknowledges and agrees that the Investor is purchasing the Acquired Units directly from the Company. Investor became aware of this offering of the Acquired Units solely by means of direct contact from the Parent or directly from the Company as a result of a pre-existing, substantive relationship with the Parent or the Company, and/or their respective advisors (including, without limitation, attorneys, accountants,

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bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons. The Acquired Units were offered to Investor solely by direct contact between Investor and the Company, the Parent and/or their respective representatives. Investor did not become aware of this offering of the Acquired Units, nor were the Acquired Units offered to Investor, by any other means, and none of the Company, the Parent and/or their respective representatives acted as investment advisor, broker or dealer to Investor. The Investor is not purchasing the Acquired Units as a result of any general or public solicitation or general advertising, or publicly disseminated advertisement, article, notice or other communication regarding the Acquired Units published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement, including any of the methods described in Section 502(c) of Regulation D under the Securities Act.

Section 4.11 No Other Representations or Warranties. Except for the representations and warranties made by the Investor in this Article IV, in any Transaction Documents to which it is a party, or in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Investor nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Investor or any of its Affiliates or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or Parent of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company and Parent acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Investor in this Article IV, in any Transaction Documents to which it is a party, or in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Investor nor any other Person makes or has made any express or implied representation or warranty to the Company or Parent with respect to any oral or written information presented to the Company or Parent in the course of the negotiation of this Agreement or the course of the Sale or any other transactions or potential transactions involving the Company, Parent and the Investor.

Article V

Covenants

Section 5.01 Conduct of Business Pending Closing.

(a)       Except (i) as otherwise expressly contemplated by this Agreement or the other Transaction Documents or (ii) with the prior written consent of the Investor or as required by applicable Law, during the period from and after the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall (A) conduct its operations in all material respects in the Ordinary Course of Business; (B) preserve in all material respects the ongoing operations of the business, (C) comply in all material respects with all applicable Laws; and (D) not enter into any business, arrangement or otherwise take any action that would reasonably be expected to have a material adverse effect on the ability of the Company or the Investor to consummate the Sale.

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(b)       Without limiting the generality of the foregoing, except (i) as required by applicable Laws or (ii) as otherwise expressly required by this Agreement or the other Transaction Documents, during the period from and after the date hereof until the earlier of termination of this Agreement and the Closing Date, the Company shall not do any of the following:

(i)       issue, deliver, sell, pledge or otherwise encumber or subject to any Lien, the Acquired Units;

(ii)       amend any of its Fundamental Documents;

(iii)       incur any indebtedness for borrowed money;

(iv)       adopt or change any method of accounting (except as required by changes in GAAP), make, change or revoke any Tax election, change any annual Tax accounting period, file any amended Tax Return, enter into any closing agreement, request any Tax ruling with or from a Governmental Authority, settle or compromise any material Tax claim or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability, consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment, consent to the waiver of any of the provisions of the Plan, or take or omit to take any other action;

(v)       enter into any settlement of any claim that (A) is outside the Ordinary Course of Business, (B) would (or would reasonably be expected to) delay (or otherwise impede or prevent) the Closing or (C) subjects the Company to any material non-compete or other similar material restriction on the conduct of its business that would be binding on the Investor following the Closing; or

(vi)       agree to take any of the foregoing actions.

Section 5.02 Access to Information. Until the earlier of the termination of this Agreement and the Closing Date, the Company shall (a) afford to the officers, employees, attorneys, financial advisors, financing sources and other representatives of the Investor (collectively the “Investor Advisors”), access during normal business hours and upon reasonable advance notice to the Company’s properties, books and records and Contracts; (b) make available to the Investor Advisors copies of all such Contracts, books and records and other existing documents and data in the Company’s possession or control as the Investor Advisors may reasonably request; and (c) make available to the Investor Advisors during normal business hours and upon reasonable advance notice the appropriate management personnel of the Company (and the Company shall use commercially reasonable efforts to cause its attorneys, accountants and other professions to be made available to the Investor Advisors) for discussion of the business and personnel as the Investor may request, in each case so long as such access does not reasonably interfere with the operations of the Company or its business; provided, however, that nothing in this Section 5.02 shall require the Company to provide access to or furnish to the Investor Advisors any information or materials if such access or disclosure would jeopardize the attorney-client

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privilege of the Company with respect to such information or materials or violate any Laws to which the Company is subject.

Section 5.03 Further Assurances; Support of Transaction.At any time and from time to time after the date hereof, the Company and the Investor agree to use commercially reasonable efforts to cooperate with each other and (i) at the reasonable request of the other party, execute and deliver any instruments or documents and (ii) take, or cause to be taken, all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder as promptly as practicable.

Section 5.04 [Reserved].

Section 5.05 Public Disclosure. The Investor, the Company and Parent agree that any initial press release to be issued by Parent or the Investor (or their respective Affiliates) and any Current Report on Form 8-K or other communication to be filed by Parent or the Investor (or their respective Affiliates) with respect to the Transactions following execution of this Agreement shall be in a form mutually agreed to by the parties hereto.

Section 5.06 Board Matters.

(a)       Effective as of the Closing, Rishi Bajaj, Michael Farlekas, Marshall Heinberg, Elizabeth LaPuma and Richard Parisi, Mark Ward and Ted Goldthorpe shall serve as directors on the Parent’s Board. Rishi Bajaj and Mark Ward shall serve as Class I directors for a term expiring at Parent’s 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; Michael Farlekas, Marshall Heinberg and Ted Goldthorpe shall serve as Class II directors for a term expiring at Parent’s 2027 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and Elizabeth LaPuma and Richard Parisi shall serve as Class III directors for a term expiring at Parent’s 2025 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

(b)       If at any time following the Closing, less than two (2) Persons affiliated with the Investor are serving on the Parent’s Board, the Investor shall be entitled to appoint: (a) if the Investor holds at least 10% of the outstanding common units of the Company on a fully diluted basis, up to one (1) observer to the Parent’s Board and any committee thereof; and (b) if the Investor holds at least 20% of the outstanding common units of the Company on a fully diluted basis, up to a total of two (2) observers to the Parent’s Board (each such observer an “Investor Observer”).

(c)       The Investor Observers shall serve in such capacity until such individual’s earlier death, disability, resignation or removal by the Investor and shall be subject to all obligations, policies and codes of conduct applicable to the directors of the Company. The Investor Observers (i) shall be timely notified of the time and place of any meeting (including regular and special meetings) and attending (in person or, at his/her election, telephonically) all in-person meetings and to listen to the entirety of all telephonic meetings of the Parent’s Board and any of its committees or sub-committees, in each case, in a nonvoting observer capacity and

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(ii) receive all information, notices, reports, written consents, meeting minutes and other materials (collectively, the “Board Information”) provided to the members of the Parent’s Board and any of its committees or sub-committees, in each case, substantially simultaneously with, and in the same manner and to the same extent as such Board Information is given to such members of the Parent’s Board, including written notice of all proposed actions to be taken at any such meeting (such notice shall describe in reasonable detail the nature and substance of the matters to be discussed and/or voted upon at such meeting (or the proposed actions to be taken by written consent without a meeting)), in addition to copies of the records of the proceedings or minutes of such meeting, when provided to the members thereof. Notwithstanding the foregoing, the Company may withhold any information and exclude the Investor Observers from any meeting or portion thereof, including closed or executive sessions, if the Board determines in good faith, based on the written advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege or under circumstances that present a bona fide conflict of interest to the applicable matter under consideration. The Company shall provide the Investor Observers with reimbursement for reasonable and documented out-of-pocket costs and expenses incurred by the Investor Observers in connection with the exercise of its rights and roles hereunder.

(d)       Parent shall maintain customary directors’ and officers’ liability insurance consistent with its past practice. Parent acknowledges and agrees any directors who are partners, members, employee, or consultants of Investor and/or any of its Affiliates may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Investor and/or its Affiliates, as applicable (collectively, the “Investor Indemnitors”). Parent acknowledges and agrees that Parent shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in Parent’s Charter Documents and/or the equivalent organizational documents of any of its Subsidiaries (collectively, the “Organizational Documents”) and/or any indemnification agreements to any director in his or her capacity as a director of Parent or any of its Subsidiaries (such that Parent’s obligations to such indemnitees in their capacities as directors are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary). Such indemnitees shall, in their capacities as directors, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (i) Organizational Documents in effect from time to time and/or (ii) such other agreement, if any, between Parent and/or any of its Subsidiaries, on the one hand, and such indemnitees, on the other hand, without regards to any rights such indemnitees may have against the Investor. No advancement or payment by the Investor Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from Parent in their capacities as directors shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against Parent and/or its applicable Subsidiaries.

Section 5.07 Tax Matters.

(a)       The Company shall pay any transfer, sales, use, recording, filing, stamp or similar Taxes which may be payable in respect of any transfer involved in the issuance of, and the preparation and delivery of, the Preferred Units, any conversion of Preferred Units into Common Units and any exchange of Preferred Units or Common Units into equity securities of Parent.

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(b)       Without the prior written consent of the Investor, no election shall be filed on or prior to the Closing Date pursuant to Treasury Regulations Section 301.7701-3 with respect to the Company to treat the Company as an association taxable as a corporation for U.S. federal income tax purposes (and analogous state and local tax purposes). After the Closing Date, the decision of whether to file an election pursuant to Treasury Regulations Section 301.7701-3 to treat the Company as an association taxable as a corporation for U.S. federal income tax purposes (and analogous state and local tax purposes), including such an election with retroactive effect prior to the Closing Date, shall be governed by the terms of the A&R LLCA.

(c)       For U.S. federal and applicable state and local income Tax purposes, unless an election is filed to treat the Company as a corporation for U.S. federal income tax purposes effective prior to the Closing Date, the parties intend that the purchase of Preferred Units by the Investor shall be treated as a contribution of the Purchase Price and Subsequent Purchase Price by the Investor to the Company in exchange for the issuance of the Preferred Units under Section 721(a) of the Code. In the event that an election is filed to treat the Company as a corporation for U.S. federal income tax purposes effective prior to the Closing Date, the parties intend that the purchase of Preferred Units by the Investor shall be treated as a contribution of the Purchase Price and Subsequent Purchase Price by the Investor to the Company in exchange for the issuance of the Preferred Units under Section 351(a) and Section 1032 of the Code.

(d)       None of the source of the funds to be used by Investor to pay the Purchase Price and Subsequent Purchase Price constitutes “plan assets” within the meaning of ERISA.

Section 5.08 Parent Cash Contribution. Prior to or concurrently with Closing, Parent shall, pursuant to the terms and conditions of the A&R LLCA and the Contribution Agreement, transfer $141,702,000 of its Cash and Cash Equivalents to the Company in exchange for 26,332,115.38 Common Units (the “Parent Cash Contribution”).

Section 5.09 Parent Stockholder Approval of New TopCo Structure.

(a)       As soon as reasonably practicable following the Closing, Parent agrees that Parent’s Board shall adopt resolutions proposing adoption of the New TopCo Structure and declaring the advisability of the New TopCo Structure, and Parent shall call and hold a meeting of Parent’s stockholders (the “Parent Stockholder Meeting”) as promptly as reasonably practicable for the purpose of obtaining approval of the New TopCo Structure. For the avoidance of doubt, approval of the New TopCo Structure may be sought at the Parent’s 2025 annual meeting of stockholders in which case such annual meeting shall be deemed a “Parent Stockholder Meeting.”

(b)       Parent agrees that the proxy statement (the “Parent Proxy Statement”) and any other applicable communication related to the Parent Stockholder Meeting will include the recommendation of Parent’s Board that Parent’s stockholders vote in favor of such New TopCo Structure proposal. Parent shall solicit proxies from its stockholders in connection therewith in the same manner as management proposals in prior proxy statements, shall instruct

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all management-appointed proxyholders to vote their proxies in favor of such New TopCo Structure proposal and shall take all action necessary to cause the New TopCo Structure, once approved by the requisite vote of Parent’s stockholders, to become effective as soon as practicable thereafter. The Investor shall be permitted to review and comment on the associated resolutions and Parent shall incorporate any reasonable comments proposed by the Investor. Parent shall cause the Parent Proxy Statement and any applicable communication to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. If Parent determines that it is required to file any document other than the Parent Proxy Statement with the SEC in connection with the Sale or Transactions herein pursuant to applicable Law, then Parent shall notify the Investor, and promptly prepare and file such other required filing with the SEC. Parent shall also provide the Investor and its counsel reasonable opportunity to review and comment on the Parent Proxy Statement (or any amendment or supplement thereto) or other applicable communication or required filing prior to its filing and shall consider in good faith any reasonable comments or revisions made by the Investor and its counsel to the extent such review and comment relates to the New TopCo Structure proposal. Parent shall use all reasonable efforts to have the Parent Proxy Statement cleared by the SEC and its staff under the Exchange Act as promptly as practicable after such initial filing. Parent shall use its reasonable best efforts to, in consultation with the Investor, (i) set a record date for the Parent Stockholder Meeting, which record date shall be prior to the SEC’s clearance of the Parent Proxy Statement, (ii) commence a broker search pursuant to Section 14a-13 of the Exchange Act in respect thereof at least twenty (20) Business Days prior thereto (or such shorter period as the SEC or its staff confirms is acceptable), and (iii) thereafter cause the Parent Proxy Statement to be mailed to Parent stockholders as promptly as reasonably practicable after the Parent Proxy Statement cleared by the SEC.

(c)       Parent and the Company hereby agree that the Fundamental Documents of New TopCo shall contain substantially similar provisions as currently provided for in the Parent’s Charter Documents other than in respect of the revisions hereby or to remove irrelevant provisions.

Section 5.10 State Securities Laws. Promptly following the date hereof, each of the Company and Parent shall use its reasonable best efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of Common Units and/or Preferred Units and (b) cause such authorization, approval, permit or qualification to be effective as of the Closing and as of any conversion of Preferred Units; provided, that in connection therewith the Company and Parent shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or subject itself to taxation in any jurisdiction in which it is not otherwise subject to taxation on the date of this Agreement.

Article VI

Conditions

Section 6.01 Conditions to Each Party’s ObligationsSection 6.02 . The respective obligations of the Company and the Investor to consummate the Sale shall be subject to the satisfaction at or prior to the Closing of each of the following conditions unless waived (to the extent waivable under applicable Law), by both the Company, on the one hand, and the Investor, on the other hand, in writing:

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(a)       No Injunctions or Restraints. No Governmental Order issued by a Governmental Authority of competent jurisdiction or other Law preventing consummation of the Sale shall be in effect or shall have become final and non-appealable and remain in effect.

(b)       Continuing Effectiveness. This Agreement shall continue to remain in full force and effect.

Section 6.02 Conditions to the Obligations of the Investor. The obligation of the Investor to consummate the Sale shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions unless waived (to the extent waivable under applicable Law) in writing, in whole or in part, by the Investor:

(a)       Representations and Warranties of the Company and Parent. The representations and warranties of the Company and Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (without giving effect to any “material”, “materiality” or “Material Adverse Effect” qualification contained in such representations and warranties), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)       Performance of Obligations. The Company and Parent shall have performed and complied in all material respects with all of the covenants, obligations and agreements required by this Agreement to be performed or complied with by the Company and Parent at or prior to the Closing.

(c)       No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(d)       Deliverables. The Investor shall have been furnished with the documents set forth in Section 2.02(b)(i)(1) and Section 2.02(b)(ii)(2).

(e)       Parent Cash Contribution. Parent shall have completed the Parent Cash Contribution.

Section 6.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Sale shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions unless waived (to the extent waivable under applicable Law) in writing, in whole or in part, by the Company:

(a)       Representations and Warranties of the Investor. The representations and warranties of the Investor set forth in this Agreement shall be true and correct as of the date of this Agreement as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such

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representations and warranties shall be true and correct as of such earlier date), in each case, except for such failure to be so true and correct that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a material adverse effect on the ability of the Investor to consummate, or would not otherwise materially impair or prevent the Investor from consummating the transactions contemplated by this Agreement.

(b)       Performance of Obligations. The Investor shall have performed and complied in all material respects with all of the covenants, obligations and agreements required by this Agreement to be performed or complied with by the Investor at or prior to the Closing.

(c)       Deliverables. The Company shall have been furnished with the documents set forth in Section 2.02(b)(iv)(2).

Section 6.04 Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VI that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the party hereto having the benefit of such condition as of and after the Closing. Neither the Company nor the Investor may rely on the failure of any condition set forth in this Article VI, as applicable, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, including its obligations to use its reasonable best efforts to consummate the transactions contemplated hereby as required under this Agreement.

Article VII

Termination Procedures

Section 7.01 TerminationSection 7.02 . This Agreement may be terminated and the Sale contemplated in this Agreement may be abandoned at any time prior to the Closing Date, notwithstanding the fact that any requisite authorization and approval of the Sale shall have been received, as follows:

(a)       by the mutual written consent of the Investor, on the one hand, and the Company, on the other hand;

(b)       (i) by the Company or the Investor, if the Closing has not occurred on or prior to March 7, 2025 (the “End Date”); provided, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose breach of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date;

(c)       by the Company if the Investor has breached any of its obligations under this Agreement and such breach contemplated by this Section 7.01(c) would result in a failure of conditions set forth in Section 6.03 to be satisfied and such breach cannot be cured or has not been cured within five (5) Business Days after the delivery of written notice by the Company to the Investor of such breach;

(d)       by the Investor or the Company, if there shall be any Governmental Order issued by a Governmental Authority of competent jurisdiction or other Law that makes consummation of the Sale illegal or otherwise prohibits, restrains or enjoins the consummation of

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the Sale and such Governmental Order or other Law shall have become final and non-appealable and remain in effect for five (5) Business Days after notice of such Governmental Order or other Law has been received by the Investor and the Company; provided, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party whose breach of this Agreement shall have been the cause of, or shall have resulted in the Governmental Order or other Law prohibits, restrains, or enjoins of the Sale;

(e)       by the Investor, if the Company or Parent has breached any of their respective obligations under this Agreement and such breach contemplated by this Section 7.01(e) would result in a failure of conditions set forth in Section 6.02 to be satisfied and such breach cannot be cured or has not been cured withing five (5) Business Days after the delivery of written notice by the Investor to the Company of such breach.

In the event of termination of this Agreement as permitted by Section 7.01, this Agreement shall become void ab initio and of no further force and effect and no party hereto nor any of its Affiliates will have any liability under this Agreement, except for the provisions of this sentence of Section 7.01 and Article VIII, which shall remain in full force and effect; provided, that no such termination shall be deemed to release or relieve any party hereto from any liability for any fraud or willful breach by such party of the terms and provisions of this Agreement prior to the date of such termination. Nothing in this Section 7.01 will be deemed to impair the right of any party hereto to be entitled to specific performance or other equitable remedies to enforce specifically the terms and provisions of this Agreement.

Article VIII

Miscellaneous

Section 8.01 Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

Section 8.02 Extension of Time, Waiver, Etc. Parent, the Company and the Investor may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by Parent, the Company, or the Investor in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.03 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that without the prior written consent of the Company and Parent, the Investor may

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assign its rights, interests and obligations set forth in this Agreement, in whole or in part, to one or more of their Affiliates, so long the assignee shall agree in writing to be bound by the provisions of this Agreement. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 8.04 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail (including pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com)), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Documents constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder; provided that (i) Section 5.06(d) shall be for the benefit of an fully enforceable by each partners, members, employee, or consultants of Investor and/or any of its Affiliates who may be a director of Parent and, (ii) Section 8.13 shall be for the benefit of and fully enforceable by the Investor.

Section 8.06 Governing Law; Jurisdiction.

(a)       This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b)       All actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court located in the County of New Castle of the State of Delaware (or if the Chancery Court declines to accept jurisdiction over any action, any state or federal court located in the County of New Castle of the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action. The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09 of this Agreement. The parties hereto agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

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Section 8.07 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, may occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.06 without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 8.07), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither Parent, the Company or the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.08 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.08.

Section 8.09 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)       If to Parent, to it at:

ContextLogic Inc.

2648 International Blvd Ste 115

Oakland, CA 94601

Attention: Chief Executive Officer, Corporate Secretary

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with a copy to (which will not constitute notice):

Schulte, Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: David A. Curtiss; Daniel Eisner

Email: david.curtiss@srz.com; daniel.eisner@srz.com

(b)       If to the Company, to it at:

ContextLogic Holdings, LLC

2648 International Blvd., Suite 115

Oakland, CA 94601

Attention: Chief Executive Officer, Corporate Secretary

with a copy to (which will not constitute notice):

Schulte, Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: David A. Curtiss; Daniel Eisner

Email: david.curtiss@srz.com; daniel.eisner@srz.com

(c)       If to the Investor, to it at:

650 Madison Avenue, 23rd Floor

New York, New York 10022

Attention: Mark Ward; Edward Goldthorpe

Email: mark.ward@bcpartners.com;

ted.goldthorpe@bcpartners.com

with a copy to (which will not constitute notice):

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attention: Jonathan Gill

Email: jgill@proskauer.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

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Section 8.10 Severability. If any term, condition, or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.11 Expenses. Except as otherwise expressly provided herein or in any other Transaction Document, each party shall bear and pay its own costs, fees and expenses, including reasonable and documented fees and disbursements of counsel, incurred by it in connection with this Agreement and the Transaction; provided that upon, and subject to, the Closing and the Subsequent Closing, the Company shall reimburse the Investor for all reasonable and documented third party expenses incurred by the Investor in connection with the negotiation of this Agreement and the evaluation of the Transactions contemplated thereby.

Section 8.12 Interpretation.

(a)       When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be constructed to have the same meaning and affect as the word “shall.” The words “made available to the Investor” and words of similar import refer to documents delivered in Person or electronically to the Investor no later than one (1) Business Day prior to the date hereof. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or

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following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)       The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.13 Non-Recourse. Each party hereto agrees, on behalf of itself and its Affiliates and its and their present or former directors, officers, stockholders, partners, members or employees, that all actions, claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (A) this Agreement or any other Transaction Document, or any of the transactions contemplated hereunder or thereunder, (B) the negotiation, execution or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents), (C) any breach or violation of this Agreement or any other of the other Transaction Documents and (D) any failure of any of the transactions contemplated hereunder or under any of the other Transaction Documents or any other agreement referenced herein or therein to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement or, in the case of any of the other Transaction Documents, Persons that are expressly identified as parties to such other Transaction Documents and in accordance with, and subject to the terms and conditions of this Agreement or such other Transaction Documents, as applicable. In furtherance and not in limitation of the foregoing and notwithstanding anything contained in this Agreement or any of the other Transaction Documents to the contrary and without limiting the foregoing or any other agreement referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges on behalf of itself and its respective Affiliates and its and their present or former directors, officers, stockholders, partners, members or employees, that no recourse under this Agreement or any of the other Transaction Documents or in connection with any of the transactions contemplated hereunder or thereunder shall be sought or had against any other Person, including any Investor Related Party, and no other Person, including any Investor Related Party, shall have any liabilities or obligations (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that Parent, the

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Company or the Investor, as applicable, may assert against the Investor solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents or otherwise, no party hereto or any Investor Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages or lost profits, opportunity costs, loss of business reputation, diminution in value or damages based upon a multiple of earnings or similar financial measure which may be alleged as a result of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

Section 8.14 Survival. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. All other representations and warranties contained in this Agreement (including any schedules and the certificates delivered pursuant hereto) will survive the Closing Date until the first anniversary of the later of the Closing or Subsequent Closing. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CONTEXTLOGIC HOLDINGS, LLC

By: /s/ Rishi Bajaj___________________________
Name: Rishi Bajaj
Title: Authorized Signatory

CONTEXTLOGIC INC.

By: /s/ Rishi Bajaj ___________________________
Name: Rishi Bajaj
Title: Chief Executive Officer

BCP special opportunities fund iii originations lp

By: BCP Special Opportunities Fund III GP LP, its general partner

By: BCP SOF III GP L.L.C., its general partner

By: /s/ Edward Goldthorpe____________________
Name: Edward Goldthorpe
Title: Authorized Signatory

[Signature Page to Investment Agreement]

Exhibit A

Form of A&R LLCA

Exhibit B

Form of Contribution Agreement